UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Farmer BRos. Co.
(Name of Registrant as Specified in Its Charter)

Carol Farmer Waite

Carol L. Waite Trust

1964 Jeanne Ann Farmer Grossman Trust

1964 Richard Francis Farmer Trust

1964 Roy Edward Farmer Trust

1964 Carol Lynn Farmer Waite Trust

1969 Roy Edward Farmer Trust

1969 Jeanne Ann Farmer Trust

1969 Richard Francis Farmer Trust

1969 Carol Lynn Farmer Waite Trust

1969 Roy F. Farmer Trust

1969 Emily Marjorie Farmer Trust

1972 Roy Edward Farmer Trust

1972 Carol Lynn Farmer Waite Trust

1972 Jeanne Anne Farmer Grossman Trust

1972 Richard Francis Farmer

1972 Roy F. Farmer Trust

1972 Emily Marjorie Farmer Trust

1987 Roy F. Farmer Trust I

1987 Roy F. Farmer Trust II

1987 Roy F. Farmer Trust III

1987 Roy F. Farmer Trust IV

1988 Roy F. Farmer Trust I

Farmer Insurance Trust

1984 Jonathan Michael Waite Trust

The 2012 Waite Trust

2012 Grossman Irrevocable Trust

Austin Waite

Emily Waite

Jonathan Michael Waite

Suzanna Waite

Scott Grossman

Brett Grossman

Brynn Grossman

Tom Mortensen

John Samore, Jr.,

Jennifer Gonzalez-Yousef

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Carol Farmer Waite, Carol L. Waite Trust, 1964 Jeanne Ann Farmer Grossman Trust, 1964 Richard Francis Farmer Trust, 1964 Roy Edward Farmer Trust, 1964 Carol Lynn Farmer Waite Trust, 1969 Roy Edward Farmer Trust, 1969 Jeanne Ann Farmer Trust, 1969 Richard Francis Farmer Trust, 1969 Carol Lynn Farmer Waite Trust, 1969 Roy F. Farmer Trust, 1969 Emily Marjorie Farmer Trust, 1972 Roy Edward Farmer Trust, 1972 Carol Lynn Farmer Waite Trust, 1972 Jeanne Anne Farmer Grossman Trust, 1972 Richard Francis Farmer, 1972 Roy F. Farmer Trust, 1972 Emily Marjorie Farmer Trust, 1987 Roy F. Farmer Trust I, 1987 Roy F. Farmer Trust II, 1987 Roy F. Farmer Trust III, 1987 Roy F. Farmer Trust IV, 1988 Roy F. Farmer Trust I, Farmer Insurance Trust, 1984 Jonathan Michael Waite Trust, the 2012 Waite Trust, 2012 Grossman Irrevocable Trust, Austin Waite, Emily Waite, Jonathan Michael Waite, Suzanna Waite, Scott Grossman, Brett Grossman, Brynn Grossman, Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef (collectively, “Save Farmer Bros.”), has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of Farmer Bros. Co., a Delaware corporation.

Item 1: On November 10, 2016, Save Farmer Bros. issued a presentation, a copy of which is attached hereto as Exhibit 1.

Item 2: On November 10, 2016, the following materials were posted by Save Farmer Bros. to www.SaveFarmerBros.com:

Item 3: On November 10, 2016, Olshan Frome Wolosky LLP, counsel for Save Farmer Bros., published the following tweet through its shareholder activism practice group Twitter page:

Item 4: On November 10, 2016, Save Farmer Bros. issued the following press release, which was also posted by Save Farmer Bros. to www.SaveFarmerBros.com:

SAVE FARMER BROS. DELIVERS LETTER TO FARMER BROS. CO. REGARDING THE DISCOVERY OF A TROUBLING DISCREPANCY IN THE QUALIFICATIONS OF DIRECTOR AND AUDIT COMMITTEE CHAIR CHRISTOPHER MOTTERN

Deeply Disturbed That Farmer Bros. Co. May Have Misrepresented a Material Qualification of Mr. Mottern by Disclosing that He Is a Certified Public Accountant in its SEC Filings for Three Consecutive Years, When It Appears He Was Not

Not Until Save Farmer Bros. Highlighted the Fact That Mr. Mottern Is Not a Certified Public Accountant Did the Company Finally Correct Its SEC Filings and Website

Save Farmer Bros. Cannot Find Any Evidence That Mr. Mottern Ever Was a Certified Public Accountant

Discovers That the Company Also Misrepresented Chairman Randy E. Clark’s Qualifications in an SEC Filing in 2013 By Disclosing That He Is a Certified Public Accountant, When He Was Not

Calls Upon the Board to Immediately Commission an Independent Investigation to Determine Whether Messrs. Mottern and Clark Made Misrepresentations to the FARM Board and the Investing Public Or Otherwise Violated the Company's Code of Ethics

Fort Worth, Texas, November 10, 2016 – Save Farmer Bros. announced today that the group has delivered a letter to Farmer Bros. (NASDAQ:FARM) (“FARM” or the “Company”) highlighting deeply troubling discrepancies and misrepresentations the Company has made about the qualifications of current director and Audit Committee Chairman, Christopher P. Mottern in the Company’s SEC filings.

The full text of Save Farmer Bros.’ letter to the Company’s Board of Directors follows and is available for download at www.SaveFarmerBros.com:

November 10, 2016

VIA ELECTRONIC MAIL

Board of Directors

Farmer Bros. Co.

13601 North Freeway, Suite 200

Fort Worth, Texas 76177

Ladies and Gentlemen:

For three consecutive years, beginning when Christopher P. Mottern was first nominated and elected to the Company’s Board of Directors (the “Board”) in 2013, the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on Form DEF14A disclosed that “Mr. Mottern is a Certified Public Accountant.” Unquestionably, this important biographical information was materially relevant to the Board’s decision to appoint Mr. Mottern as the Chair of the Company’s Audit Committee on December 5, 2013, and the Board’s determination that Mr. Mottern is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. Unfortunately, it turns out that this material information is unverifiable and likely fabricated.

When diligence and background checks conducted by Save Farmer Bros. failed to corroborate that Mr. Mottern currently is, or ever even was, a Certified Public Accountant, Save Farmer Bros. highlighted this apparent discrepancy in its Investor Presentation issued on September 29, 2016, and asked the Board the following question: “Did the Board ever bother to verify whether Mr. Mottern, the Chairman of the Audit Committee, is, or ever was, a CPA?”

In FARM’s preliminary proxy statement filed with the SEC on October 17, 2016, the Company did an about-face with regard to the disclosure around Mr. Mottern’s CPA status, disclosing now that “Mr. Mottern was a Certified Public Accountant.” Was he really? If so, when? We note for the record that Mr. Mottern’s biographies in public SEC filings of Peet’s Coffee & Tea, Inc., for which he served as a director from 1997 through 2004, never disclosed that he is, or ever was, a Certified Public Accountant.

Unfortunately, FARM has failed to provide Save Farmer Bros. or the investing public with (i) any additional information regarding Mr. Mottern’s current status as a CPA, (ii) any evidence that Mr. Mottern ever was a CPA or (iii) any explanation for including what now appears to be false and misleading information regarding a material feature of Mr. Mottern’s biographical background in the Company’s proxy statement for three consecutive years.

Save Farmer Bros. finds it disturbing that the Board appears to be attempting to sweep these material misrepresentations and resume discrepancies under the rug. Years of what appear to be inaccurate SEC filings, website biographies and, most likely, D&O questionnaires and curriculum vitae (including, presumably, the CV provided to FARM when Mr. Mottern was recruited as a director in 2013) would be inexcusable. Make no mistake about it – This is a major deal. Since his election to the Board in late 2013, Mr. Mottern has served as the Chair of the Company’s Audit Committee. If Mr. Mottern embellished his resume credentials, or failed to correct material misrepresentations in the Company’s public filings, we believe that would completely undermine his credibility as a director, no less his position as Chair of the Company’s Audit Committee.

To make matters even worse, Save Farmer Bros. has discovered that FARM also misrepresented Chairman Randy E. Clark’s qualifications in the same exact manner as Mr. Mottern in an SEC proxy filing in 2013. In that year’s proxy statement filed with the SEC on Form DEF14A, the Company disclosed that, “Mr. Clark is a Certified Public Accountant.” Save Farmer Bros.’ diligence, which included a search of the CPAverify.org database, has revealed that Mr. Clark’s CPA license in the state of Washington had lapsed and that he had not been a licensed CPA since June 30, 1986, or approximately 27 years prior to the filing of FARM’s 2013 proxy statement. Discovery of the fact that Mr. Clark was not a CPA undoubtedly prompted the Company to change its disclosure in its 2014 proxy statement, in which it stated “Mr. Clark was a retired… Certified Public Accountant.”

Under Washington state law, it is a prohibited practice under RCW 18.04.345 for any individual to “hold himself or herself out to the public or assume or use the designation ‘certified public accountant’ or ‘CPA’ or any other title, designation, words, letters, abbreviation, sign, card, or device tending to indicate that the individual is a certified public accountant or CPA unless the individual qualifies for the privileges authorized by RCW 18.04.350(2) or holds a license under RCW 18.04.105 and 18.04.215,” neither of which apply to Mr. Clark. Further, under RCW 18.04.105, persons holding an inactive certificate, like the one held by Mr. Clark, must, with Washington State regulatory approval, use or attach the term “inactive” whenever using the title CPA or certified public accountant and print the word immediately following the title whenever the title is used in documents published or transmitted through electronic media, neither of which has Mr. Clark or FARM complied with in public SEC filings.

We believe that Messrs. Clark and Mottern, as well as Charles F. Marcy, Chairman of the Nominating and Corporate Governance Committee, owe stockholders an explanation. It is critical that each Board member, especially the Chair of the Audit Committee, possess the highest levels of integrity and exhibit diligence and due care in all his or her dealings.

We call upon the Board to immediately commission an independent investigation to determine whether Messrs. Mottern and Clark made misrepresentations to the FARM Board and the investing public or otherwise violated the Company’s Code of Ethics. The Company’s Code of Ethics explicitly states the following: “False or intentionally misleading statements or omissions of any kind should never be made. Farmer Bros. will not tolerate any types of deceitful practices.”

It appears likely that the Company has not upheld its own standards of ethical conduct. If confirmed, this systematic failure is alarming and unacceptable. Should the investigation conclude that either of Messrs. Clark or Mottern made false statements regarding their qualifications in violation of the Code of Ethics, it would be incumbent upon the Board to seek and accept their immediate resignations. Any other Board members who had a hand in the vetting process of Messrs. Mottern and Clark should also be reviewed and handled appropriately.

As this information is materially relevant to the decisions that stockholders will be asked to make at the rapidly approaching, 2016 Annual Meeting of Stockholders scheduled to be held on December 8, 2016, we expect the Board’s response and investigation to be swift and decisive. History shows that companies that have faced similar unfortunate circumstances have taken swift action to call for the resignation of executive officers or directors who have materially misrepresented features of their resumes.

If misrepresentations were in fact made, which we have every reason to believe there were, this would confirm, yet again, that FARM is in dire need of a corporate governance overhaul. We believe the Board requires fresh perspectives from directors who possess the highest levels of integrity and exhibit diligence and due care in all their dealings. Save Farmer Bros. has nominated three such individuals to the Board for election at the upcoming 2016 Annual Meeting of Stockholders. Rest assured, our nominees will adhere to the highest standards of corporate governance.

Very truly yours,

Carol Farmer Waite
Save Farmer Bros.